Exhibit 10.1

THIS DEED OF AMENDMENT AND RESTATEMENT is made on 30 April 2022

BETWEEN:

Genius Group Ltd, a Singapore Registered Company (“GG”), with its registered office at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton;

and

Property Mastermind International PTE Ltd. (the (“PMI”), a private company limited by shares duly organised and operating under the Laws of Singapore, with registered seat in Upper Serangoon Road #02-08, Choon Kim House, Singapore 5n4649 represented by Simon Zutshi.

and

Simon Zutshi (“SZ”), an individual with a principal place of residence at 55 Christchurch Close, Birmingham B15 3NE

BACKGROUND

(A)	PMI and GG entered into a Share Purchase (the “S&P Agreement”) dated 30 November 2020 amended by the Deed as of April 14, 2022 pursuant to which PMI transferred the Shares of:

(i) Property Investors Network Ltd, a private company limited by shares (hereinafter referred to as “PIN”), registered under the number 8166332 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH; and

(ii) Mastermind Principles Limited, a private company limited by shares (hereinafter referred to as “MPL”), registered under the number 07106363 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH.

(B)	Due to the certain circumstances PMI and GG decided that the the Party of the S&P Agreement shall be Simon Zutshi, the sole Shareholder of PMI (hereinafter referred to as “Seller” or “Simon Zutshi”) not PMI. SZ agreed for such change.

(C)	The Parties decided to add certain provisions regarding the Price Calculation, Top Up options and Call Options, as well as execute the separate Management Agreement for SZ

(D)	Pursuant to this Deed, the Parties have agreed to amend and restate the S&P Agreement on the terms and conditions set out herein.

AGREED TERMS

It is agreed as follows:

1.	AMENDMENT

1.1.	From and including the Effective Date the Parties agree that the S&P Agreement will be amended so that it reads as if it were restated in the form set out in the Schedule (Form of Amended and Restated Agreement) of this Deed.

1.2.	Save to the extent expressly amended in this Deed, nothing contained in this Deed shall be construed as a waiver, variation, modification or amendment of the provisions of the Agreement.

2.	GENERAL

2.1.	If this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

2.2.	The Parties shall do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Deed.

2.3.	This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

2.4.	THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SIGNED and delivered as a Deed by:
Genius Group Ltd.

By:	/s/ Roger James Hamilton

Name:	Roger James Hamilton

Title:	CEO

Witness	/s/ Daniel Acutt

Name:	Daniel Acutt

Address:	603 Orton House, 81 Plough Lane, London, SW17 0RF

SIGNED and delivered as a Deed by:
Property Mastermind International PTE Ltd.,

By:	/s/ Simon Zutshi

Name: Simon Zutshi

Title: Director

Witness	/s/ Magdalena Klys Korzeniowska

Name:	Magdalena Klys Korzeniowska

Address:	Zadumana 11A, 02-206 Warszawa Poland

SIGNED and delivered as a Deed by:
Simon Zutshi

By:	/s/ Simon Zutshi

Name:	Simon Zutshi

Title:	Director

Witness	/s/ Magdalena Klys Korzeniowska

Name:	Magdalena Klys Korzeniowska

Address:	Zadumana 11A, 02-206 Warszawa Poland

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 30 April 2022, BETWEEN:

Genius Group Ltd (the “Purchaser”), a public company duly organised and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton.

AND

Simon Zutshi ( the “Seller”), an individual with a principal place of residence at 55 Christchurch Close, Birmingham B15 3NE.

Contents

1.	Definitions	1

2.	Purchase and Sale of Sale Shares	9

3.	Calculation of the Initial Purchase Price	9

4.	Adjustment to the Initial Purchase Price	12

5.	IPO	12

6.	Conditions Precedent	16

7.	Pre-closing Actions	16

8.	Closing, Delivery and Payment	18

9.	Warranties	19

10.	Indemnification and Damages	20

11.	Limitation of Liability	23

12.	Termination	24

13.	Interim Rights Over Sale Shares	25

14.	Purchaser Post Completion Covenants	26

15.	Confidentiality	27

16.	Stamp Duty	28

17.	Data Protection	29

18.	Arbitration	29

19.	General Provisions	30

Appendix 1		34

Assets and Liabilities		34

Appendix 2		37

Management Agreement

Appendix 3

Initial Purchase Price Adjustment Calculation

1

WHEREAS:

(A)	Genius Group Ltd. (hereinafter referred to as the “Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore that is acquiring and integrating other companies to grow globally.

(B)	Simon Zutshi (the “Seller”) holding the following shares in the following two companies:

(i)	five (5) ordinary shares, constituting one hundred percent (100%) of the share capital of the Property Investors Network Ltd, a private company limited by shares (hereinafter referred to as “PIN”), registered under the number 8166332 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH; and

(ii)	two (2) ordinary shares, constituting one hundred percent (100%) of the share capital of the Mastermind Principles Limited, a private company limited by shares (hereinafter referred to as “MPL”), registered under the number 07106363 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH.

(C)	The Purchaser desires to acquire the Sale Shares of the Seller. Consequently, the Purchaser has offered to acquire the Sale Shares from the Seller and the Seller has agreed to sell and transfer the said Sale Shares (free from all Encumbrances and together with all rights, title and interest therein on the terms and conditions set forth in this Agreement) to the Purchaser for the Purchase Price.

(D)	The Seller, the Companies, and the Purchaser (the “Parties”) have agreed to make certain warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the above recitals, the warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms:

(a)	The terms below have the following meanings when used in this Agreement in capitalized form unless otherwise expressed

“£”, “Pound Sterling”	means the lawful currency of United Kingdom;

“2020 Management Accounts”	means the unaudited management accounts of each of the Companies including the balance sheet as at 31 December 2020 and the unaudited profit and loss statement for the period from 1 January 2020 through to 31 December 2020, prepared in accordance with IFRS;

“2022 Management Accounts”	means the unaudited management accounts of each of the Companies including the balance sheet as at 31 December 2022 and the unaudited profit and loss statement for the period from 1 January 2022 through to 31 December 2022, prepared in accordance with IFRS;

“2023 ManagementAccounts”	means the unaudited management accounts of each of the Companies including the balance sheet as at 31 December 2023 and the unaudited profit and loss statement for the period from 1 January 2023 through to 31 December 2023, prepared in accordance with IFRS;

“2024 ManagementAccounts”	means the unaudited management accounts of each of the Companies including the balance sheet as at 31 December 2024 and the unaudited profit and loss statement for the period from 1 January 2024 through to 31 December 2024, prepared in accordance with IFRS;

“Affiliate”	means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person;

“Agreed”	means acceptance by both Parties as to the content of a document including the calculations therein;

“Agreement” or “the Agreement” or “this Agreement”	means this Share Purchase Agreement and shall include the recitals and/or schedules attached hereto, and the contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any and any amendments made to this Agreement by the Parties in writing;

“Annual Revenue”	means the total amount of money made from sales or services in a given year before costs or expenses are taken out;

“Assets”	means all of the property, rights and assets of both Companies;

“Books and Records”	means all files, documents, instruments, papers, relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs and operating data;

“Business Day”	means any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions in Singapore are authorised or obligated by Law to be closed;

“Claims”	means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, enquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent, losses, Liabilities, Damages, costs and expenses, including reasonable legal fees and disbursements in relation thereto;

“Closing Date”	means the date on which (i) the IPO occurs (unless agreed otherwise between the Parties); and (ii) Closing takes place in accordance with the terms of this Agreement;

“Closing”	means the sale and purchase of the Sale Shares in accordance with the terms of this Agreement;

“Companies”	means PIN and MPL;

“Conditions Precedent”	means the conditions precedent to Purchaser’s purchase of the Sale Shares as set out in this Agreement;

“Customer Confidential Information”	means any information disclosed (whether disclosed in writing, orally or otherwise) by the Customer to the Company that is marked as “confidential”, described as “confidential” or should have been understood by the Company at the time of disclosure to be confidential;

“Customer Data”	means the data, text, drawings, diagrams, images or sounds (together with any database made up of any of these) which are embodied in any electronic, magnetic, optical or tangible media, including any Customer’s Confidential Information, as defined in Article 4 of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any other applicable data protection legislation;

“Damages”	means: (a) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract; and (c) amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claim, default, or assessment;

“Director”	shall mean and include the Director Simon Zutshi;

“Director’s Loan”	means the interest free loan from MPL to the Seller, for such amount as is outstanding as at the Closing Date, which, for the avoidance of doubt, shall be not less than £1,500,000 and which includes those loans more specifically set out in Appendix 1;

“EBITDA”	means the net earnings before interest, taxation, depreciation and amortization shown as “Net Profit” in the management accounts of the Companies including for the avoidance of doubt, the 2020 Management Accounts;

“Encumbrance”	with respect to any property or Asset or securities, shall mean: (a) any mortgage, charge (whether fixed or floating), pledge, Lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (b) any voting agreement, interest, option, pre-emptive rights, right of first offer, refusal or transfer restriction in favour of any Person; and (c) any adverse claim as to title, possession or use; “Encumber” and “Encumbered” shall be construed accordingly;

“Exchange Rate”	means the Pound Sterling to United States Dollar ($) foreign exchange spot rate as quoted by the Bank of England;

“Execution Date”	means the date of this Agreement;

“Final Purchase Price”	means:

(a) the Agreed PP;

(b) plus the 2022 Top Up;

(c) plus the 2023 Top Up; and

(d) plus the 2024 Top Up,

“IFRS”	means International Financial Reporting Standards as in effect from time to time, consistently applied.

“GG Shares”	means most senior class of shares in issue of the Public Limited Company Genius Group with registered seat in Singapore;

“Indemnified Party”	has the meaning set out in Section 10.1;

“Indemnifying Party”	has the meaning set out in Section 10.1;

“Intellectual Property”	means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

“IPO”	means the admission of all or any of the GG Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) to be traded or quoted on the NYSE American;

“Law” or “Laws”	shall mean any statute, law, regulation, ordinance, rule, Court Order, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorisations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, in the jurisdiction of Singapore, unless otherwise states, over the matter in question, whether in effect as of the date of this Agreement or thereafter;

“Liabilities”	means with respect to any person any direct or indirect liability, indebtedness, obligation, expense, deficiency, guaranty or endorsement of or by such person of any type, known or unknown, and whether accrued, absolute, contingent, unmatured, matured, otherwise due or to become due;

“Losses”	means any and all losses, Liabilities, Claims, damages, write downs, reductions in value (including reduction in the value of the Sale Shares), costs (including costs of any assessment, investigation, defence, settlement or proceedings in respect of tax or any other legal proceedings), expenses (including reasonable legal costs and attorneys’ fees) or other obligations;

“Material Adverse Effect”	means a material adverse effect on: (a) the business, operations, affairs, financial condition, assets or properties of the Companies (not being an event affecting or likely to affect generally all companies carrying on similar businesses in countries in which they carry on business); or (b) the ability of the Companies to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement;

“Prevailing Market Price”	average of the daily closing prices of the GG Shares for 30 consecutive trading days immediately preceding the day in question after appropriate adjustment for dividends, subdivisions, combinations or reclassifications occurring within said 30-day period;

“Relevant Price”	means the 2022 Price, 2023 Price and 2024 Price, as the context may require;

“Reporting Accountants”	means a firm of Chartered Accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Sale Shares”	means the Shares in PIN in the amount of five (5) shares constituting one hundred percent (100%) of the share capital in PIN and the shares in MPL in the amount of two (2) shares constituting one hundred percent (100%) of the share capital in MPL;

“Share Purchase”	has the meaning set out in Section 2.1;

“Shareholder”	means the Shareholders of the Seller;

“Substantiated Claim”	a Claim in respect of which liability is admitted by the defaulting party, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are prevented by passage of time or otherwise from making an appeal;

“Topups”	means the 2022 Topup, the 2023 Topup and the 2024 Topup;

“Transaction Documents”	means this Agreement together with the Appendices hereto, the Managers Contract Agreement, and the documents listed in Section 8.2(a) to(e);

“Transfer” (including with correlative meaning, the terms “Transferred by” and “Transferability”)	shall mean to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily; and

“Valuation Date”	means the date on which the Initial Purchase Price is Agreed or deemed Agreed between the Parties in accordance with Section 3.

1.2.	Interpretation

(a)	In this Agreement:

(i)	Words denoting any gender shall be deemed to include all other genders;

(ii)	Words importing the singular shall include the plural and vice versa, where the context so requires;

(iii)	The terms “hereof”, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be;

(iv)	Reference to the term “Section” shall be a reference to the specified Section or Schedule of this Agreement;

(v)	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

(vi)	The term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

(vii)	All headings and sub-headings of Sections, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(viii)	Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the Execution Date, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

(ix)	Reference to the word “include” or “including” shall be construed without limitation;

(x)	Terms defined in this agreement shall include their correlative terms;

(xi)	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of essence;

(xii)	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence;

(xiii)	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

(xiv)	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

(xv)	Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

2.	PURCHASE AND SALE OF SALE SHARES

2.1.	The Seller agrees to sell and the purchaser agrees to purchase the Sale Shares for the Final Purchase Price. The Sale Shares shall be sold free from all Encumbrances and together with all rights and privileges attached to them (including all dividends and distributions declared, made or paid on or after the Execution Date) at the Execution Date or subsequently becoming attached to them.

2.2.	For the avoidance of doubt, Parties acknowledge, that the transaction contemplated herein includes all rights, title, interest and benefits appertaining thereto, Books and Records, and the Assets and Liabilities as detailed in Appendix 1. The purchase also includes all contracts, intellectual property, goodwill, Customer Data and ongoing operations of the Companies, subject to compliance with the relevant data protection laws.

3.	CALCULATION OF THE PURCHASE PRICE

3.1.	The Purchase Price shall be 90% payment in Shares of GG and 10% payment in cash based on great of following

(a)	2x the Annual Revenue in 2020

(b)	10x aggregate EBITDA of the companies

3.2.	The process to calculate and pay the first instalment of the Purchase Price will be for the Parties to review and agree on the 2020 Annual Revenue once final Management Accounts are presented and approved, and for this to take place no later than 15th February 2021. The share portion of the Purchase Price will be paid through the issuing of GG shares on the Closing Date to the Seller at the pre-IPO share price of $34.87, and the cash portion will be paid within 7 days of the Date of IPO of GG.

3.3.	Both Parties agree that other than the Companies’ 2020 financial years, which shall begin on 31st March 2020 and end on 31st December 2019, the financial years for the Companies shall begin on 1st January and end on the 31st December each year. Within fifteen (15) Business Days of the Closing Date, the Purchaser shall procure that the accounting reference date for each of the Companies is changed from the 31st March to the 31st December.

3.4.	No later than 15th February 2021, the Seller shall provide to the Purchaser a copy of the 2020 Management Accounts and an estimate of the Purchase Price. (“Purchase Price Statement”).

3.5.	The Purchaser shall, within ten (10) Business Days of receipt of the Initial Purchase Price Statement, notify the Seller in writing whether:

(a)	the Purchaser accepts the Purchase Price Statement; or

(b)	the Purchaser rejects the Purchase Price Statement, in which case, the notice shall detail the basis upon which the Purchaser rejects the Purchase Price Statement.

3.6.	Where the Purchaser notifies the Seller in accordance with Section 3.4 that it does not accept the Purchase Price Statement, the Parties shall attempt in good faith, to reach agreement in respect of the Purchase Price Statement. If the Parties are unable to agree the Purchase Price within fifteen (15) Business Days following receipt by the Seller of the Purchaser’s rejection notice in accordance with Section 3.4., the dispute shall be referred to the Reporting Accountants in accordance with Paragraph 2 of Appendix 2.

3.7.	If:

(a)	the Purchaser accepts the Purchase Price Statement (either as originally submitted by the Seller or after adjustments agreed between the Seller and the Purchaser pursuant to Section 3.5); or

(b)	the Purchaser fails to notify the Seller of its non-acceptance of the Purchase Price Statement within the timeframe set out in Section 3.4, then the estimate of the Purchase Price in the Purchase Price Statement shall be treated as Agreed, be final and binding on the Parties and be payable by the Purchaser in accordance with the terms of this Agreement.

3.8.	The Purchaser shall:

(a)	on the Closing Date, pay ninety percent (90%) of the Purchase Price as Agreed in accordance with Section 3.6 (the “Agreed PP”) by issuing to the Seller GG Shares with an aggregate value of ninety percent (90%) of the estimated Purchase Price (the “Consideration Shares”). The Consideration Shares shall be issued to the Seller fully paid at a deemed price per share of thirty four US Dollars and eighty seven cents ($34.87) ("Deemed Issue Price”) and rank pari passu with other GG Shares in issue.

(b)	within seven (7) days of the IPO, pay the outstanding ten percent 10%) of the Agreed PP in cash by electronic funds transfer by the Purchaser to the account of the Seller (details of which shall be provided by the Seller prior to the Closing Date).

3.9.	If, while the Seller is entitled to the issue of Consideration Shares, there is:

(a)	a subdivision, consolidation or reclassification of GG Shares; and

(b)	a consolidation, amalgamation or merger of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger following which the Purchaser is the surviving entity and which does not result in any reclassification of, or change in, the GG Shares), then the Purchaser shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an “Adjustment”) so that, after such Adjustment:

(c)	the total number of Consideration Shares issued or to be issued to the Seller carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

(d)	the aggregate price payable for all Consideration Shares issued or to be issued at the Deemed Price shall equal the same aggregate price as would be deemed payable for such Consideration Shares immediately before the occurrence of the event giving rise to the Adjustment.

3.10.	Any payments to be made under the terms of this Agreement shall be made in Pound Sterling.

3.11.	GG shall, within ten (10) Business Days of the Closing Date, pay to MPL, on behalf of the Seller, £1,500,000 of the amount then outstanding in respect of the Director’s Loan and hereby waives from the Closing Date, on behalf of GG and MPL, any obligation on the part of the Seller to repay £1,500,000 of the Director’s Loan. The Seller undertakes to repay, within three years of the Closing Date, any and all amounts of the Director’s Loan then outstanding that exceeds £1,500,000.

3.12.	All sums payable by the Purchaser under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Purchaser shall pay such additional amount as shall be required to ensure that the net amount received by the Seller under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

4.	IPO

4.1.	The Purchaser shall use best endeavours to ensure that the IPO occurs no later than 31 May 2022. The Seller shall not be obliged to give warranties or indemnities (except a warranty as to title to the Consideration Shares held by the Seller and capacity of the Seller to enter into such a transaction) in connection with the IPO.

4.2.	The Seller shall, at the Purchaser’s expense, abide by any rules or restrictions imposed by NYSE American on the Seller as part of the IPO process.

5.	TOPUPS AND ADJUSTMENT CALCULATION

5.1.	Purchase Price Top Up Calculation

a.	If the Agreed Purchase Price would have been higher if it had been calculated by reference to the Agreed 2022 Management Accounts (“2022 Price”), an amount equal to the difference between the Agreed Purchase Price and the Agreed 2021 Price (“2022 Top Up”) shall be payable by GG to the Seller. The 2022 Management Accounts and 2022 Price shall be agreed in accordance with Section 3 of this Agreement.

b.	If the Agreed 2022 Purchase Price would have been higher if it had been calculated by reference to the Agreed 2023 Management Accounts (“2023 Price”), an amount equal to the difference between the Agreed 2022 Price and the Agreed 2023 Price (“2023 Top Up”) shall be payable by GG to Simon Zutshi. The 2023 Management Accounts and 2023 Price shall be agreed in accordance with Section 3 of this Agreement.

c.	If the Agreed 2023 Price would have been higher if it had been calculated by reference to the agreed 2024 Management Accounts (“2024 Price”), an amount equal to the difference between the agreed 2023 price and the Agreed 2024 Price (“2024 Top Up”) shall be payable by GG to Simon Zutshi. The 2024 Management Accounts and 2024 Price shall be agreed in accordance with Section 3 of this Agreement.

d.	The Parties shall use the same revenue multiple (as set out in Section 3.1) to calculate the 2022 Price. The 2023 price and the 2024 Price as used to calculate the Agreed Purchase Price.

e.	In respect to each of the Top Ups:

i.	90% of such payment shall be satisfied by GG issuing additional GG Shares free from all Encumbrances, credited as fully paid and with a deemed price per share of the Prevailing Market Price; and

ii.	10% of such payment shall be paid in cash by GG within thirty (30) days of relevant Top Up being Agreed.

f.	GG undertakes that each of the 2022 Management Accounts, the 2023 Management Accounts and the 2024 Management Accounts shall be prepared in accordance with IFRS and applicable Law.

g.	Any payments to be made under the terms of this Agreement shall be made in Pound Sterling.

h.	All sums payable by GG under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event GG shall pay such additional amount as shall be required to ensure that the net amount received by the Seller under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

i.	All GG Shares issued to the Seller pursuant to this Agreement shall be issued within five (5) Business Days based on the Prevailing Market Price and Exchange Rate on such date of issue.

j.	If, while the Seller is entitled to the issue of GG Shares, there is:

i.	a subdivision, consolidation or reclassification of GG Shares; and

ii.	a consolidation, amalgamation or merger of GG with or into another entity (other than a consolidation, amalgamation or merger following which GG is the surviving entity and which does not result in any reclassification of, or change in, the GG Shares), then GG shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an “Adjustment”) so that, after such Adjustment:

iii.	the total number of GG Shares issued or to be issued to the Seller carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of GG (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

iv.	the aggregate price payable for all GG Shares issued or to be issued at the Deemed Price shall equal the same aggregate price as would be deemed payable for such GG Shares immediately before the occurrence of the event giving rise to the Adjustment.

k.	All payments or cash-amounts due from GG to Simon Zutshi pursuant to this Agreement shall be paid in GBP within five (5) Business Days of being Agreed.

l.	If there is a conflict between this Agreement and the Share Purchase Agreement, to the extent that it relates to GG‘ obligation to pay the Top Up‘s, this Agreement shall prevail.

5.2.	Purchase Price Adjustment Calculation

a.	No later than:

i.	15th February 2023, GG shall deliver to the Seller a copy of the 2022 Management Accounts and a statement setting out the 2022 Price and 2022 Top Up (“2022 Statement”);

ii.	15th February 2024, GG shall deliver to the Seller a copy of the 2023 Management Accounts and a statement setting out the 2023 Price and the 2023 Top Up (“2023 Statement”); and

iii.	15th February 2025, GG shall deliver to the Seller a copy of the 2024 Management Accounts and a statement setting out the 2024 Price and the 2024 Top Up (“2024 Statement”), 2022 Statement, 2023 Statement and 2024 Statement together being the “Relevant Top Up Statements” and each being a “Relevant Top Up Statement”.

b.	Simon Zutshi shall, within ten (10) Business Days of receipt of the Relevant Top Up Statement, notify GG in writing whether:

i.	Seller accepts the Relevant Top Up Statement; or

ii.	Seller rejects the Relevant Top Up Statement, in which case, the notice shall detail the basis upon which PMI rejects the Relevant Top Up Statement.

c.	Where Seller notifies GG in accordance with Paragraph 2.2 that it does not accept the Relevant Top Up Statement, the Parties shall attempt in good faith, to reach agreement in respect of the Relevant Top Up Statement. If the Parties are unable to agree the relevant Top Up within fifteen (15) Business Days following receipt by GG of Seller’s rejection notice in accordance with Paragraph 2.2., the dispute shall be referred to the Reporting Accountants in accordance with Appendix 2 of the Share Purchase Agreement.

d.	If:

i.	Seller accepts the Relevant Top Up Statement (either as originally submitted by the Seller or after adjustments agreed between Seller and GG pursuant to Paragraph 3); or

ii.	Seller fails to notify GG of its non-acceptance of the Relevant Top Up Statement within the timeframe set out in Paragraph 3, then the estimate of the Relevant Price and the relevant Top Up in the Relevant Top Up Statement (incorporating any Agreed adjustments) shall be treated as Agreed, be final and binding on the Parties and the relevant Top Up shall be payable by GG in accordance with Paragraph 1 of this Schedule.

5.3.	Call Option

a.	Simon Zutshi undertakes not to transfer any GG Shares held by it prior to the first anniversary of the Closing Date without the prior written consent of GG (such consent not to be unreasonably withheld, delayed or conditioned).

b.	GG grants to the Seller an option (the "Call Option") to purchase or procure the purchase of the entire share capital in each of PIN and MPL (the “Called Shares”). The consideration payable to GG for the Called Shares shall be the following (the “Call Consideration”):

i.	the transfer to GG or its nominee of all GG Shares held by Simon Zutshi; and

ii.	£3 million, less any cash taken out of PIN or MPL by GG during the period commencing on the Closing Date and ending on the Call Completion Date (as defined below) (“Cash Element”).

c.	Simon Zutshi may exercise the Call Option at any time following the first anniversary of the Closing Date if at any time after such date the GG Shares held by Simon Zutshi do not have an aggregate value of at least £10.2 million pounds. Simon Zutshi may exercise the Call Option by giving an irrevocable written notice to GG (the "Call Notice") specifying:

i.	the date on which the Call Notice is given;

ii.	that Simon Zutshi is exercising the Call Option in accordance with this paragraph 3; and

iii.	a date, which is no less than 30 and no more than 120 Business Days after the date of the Call Notice, on which completion of the Call Option should take place ("Call Completion").

d.	Call Completion shall take place on the date specified in the applicable Call Notice (the "Call Completion Date"), and at Call Completion:

i.	Simon Zutshi shall deliver to GG (i) a stock transfer form for all of the GG Shares held by Simon Zutshi duly executed and completed in favour of GG or its nominee; and (ii) share certificates in respect of such GG Shares; and

ii.	GG shall deliver to Simon Zutshi (i) stock transfer forms for all of the Called Shares duly executed and completed in favour of Simon Zutshi; and (ii) share certificates in respect of the Called Shares.

e.	Simon Zutshi is not required to pay the Cash Element at Call Completion. The Cash Element may be paid by Simon Zutshi to GG (to the bank account nominated by GG in writing) in such proportion as Simon Zutshi in its sole discretion determines provided that aggregate Cash Element is paid to GG no later than the date which is the third anniversary of the Call Completion Date.

f.	Any shares transferred pursuant to this Paragraph 3 shall be sold with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the Call Completion Date.

g.	GG agrees that if at any time it does not comply with its obligation under this Paragraph 3 to transfer the Called Shares, the Seller shall be entitled to appoint any of its directors (and GG shall be deemed hereby irrevocably to appoint any such director as its attorney) to execute and deliver on behalf of GG the necessary instruments of transfer and to do any other acts and/or execute any other deeds or documents on GG's behalf that are required to be done by GG in connection with the transfer of the Called Shares.

6.	IPO

6.1.	The Purchaser shall use best endeavours to ensure that the IPO occurs no later than 31 May 2022. The Seller shall not be obliged to give warranties or indemnities (except a warranty as to title to the Consideration Shares held by the Seller and capacity of the Seller to enter into such a transaction) in connection with the IPO.

6.2.	The Seller shall, at the Purchaser’s expense, abide by any rules or restrictions imposed by NYSE American on the Seller as part of the IPO process.

7.	CONDITIONS PRECEDENT

7.1.	Seller’s Conditions Precedent to Closing. The obligations of the Purchaser to purchase and pay for the Sale Shares on Closing Date are subject to the satisfaction, or waiver in writing by the Purchaser at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Companies and the Seller shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares;

(b)	No Proceedings. No administrative, investigatory, judicial, quasi judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin, or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement and the Transaction Documents;

(c)	Capital Structure and Shareholding. No change in the capital structure of the Seller or rights attached to the Shares shall have taken place prior to the Closing Date, unless such changes have been disclosed to and agreed with the Purchaser;

(d)	Accuracy of Warranties. A certificate, dated as of Closing Date, executed by the Seller, certifying that the warranties set out in Section 8 are true and correct.

7.2.	Purchaser’s Conditions Precedent to Closing. The obligations of the Purchaser to buy the Sale Shares on the Closing Date are subject to the satisfaction, or waiver at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Purchaser shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing;

(b)	Consents and Waivers. The Purchaser will have obtained all necessary consents, waivers and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery and performance of the Transaction Documents, including without limitation, Consents, waivers and no-objections in respect of the issue of the Consideration Shares, free from all Encumbrances;

(c)	IPO. The Purchaser will have taken all such steps as are reasonably necessary to ensure that the IPO occurs no later than 30 April 2022.

7.3.	Co-operation. The Parties shall co-operate with each other in good faith and provide all requisite assistance for the satisfaction of any of the Conditions Precedent upon being reasonably requested to do so by the other Party. If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent the relevant Party shall notify the other Party in writing as soon as practicable.

7.4.	On the Execution Date:

(a)	the Seller shall deliver to the Purchaser:

(i)	a copy of this Agreement duly signed by the Seller; and

(ii)	a copy of the resolutions of the board of directors of the Seller approving the entry into the Transaction Documents to which it is a party.

(b)	the Purchaser shall deliver to the Seller:

(i)	a copy of this Agreement duly signed by the Purchaser; and

(ii)	a copy of the resolutions of the board of directors of the Purchaser approving the entry into the Transaction Documents to which it is a party.

8.	PRE-CLOSING ACTIONS

8.1.	Between the Execution Date and the Closing Date, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser, the Companies and the Seller shall:

(a)	not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any Shares or Assets of the Companies, including creation of any interest, direct, indirect, current, future or contingent, in the Shares or Assets of the Companies;

(b)	not carry out any action or omission which may affect the proposed transaction under this Agreement or which may reduce or dilute the effective shareholding of the Purchaser upon Closing or which may change the shareholding of the Seller;

(c)	not pass any resolution, which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents;

(d)	conducts its operations other than in the ordinary course of business;

(e)	comply with all applicable Laws;

(f)	not make any amendments to the Memorandum or Articles of Association except as contemplated in this Agreement; and

(g)	not agree or otherwise commit to take any of the actions described in the foregoing sub sections (a) through (f).

8.2.	Reporting requirements. During the period between the Execution Date and the Closing Date:

(a)	the Companies and the Seller shall promptly advise the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect; and

(b)	the Purchaser shall promptly advise the Seller in writing of any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate which may reasonably be expected to result in the delay or cancellation of the IPO

8.3.	Access to Board Meetings, Documents, Etc. The Seller and the Companies shall allow the Purchaser and its representatives to have reasonable access until the Closing Date to the Companies’ books and records, and other relevant documents necessary for the transactions contemplated herein.

8.4.	No Actions to Cause Warranties to be Untrue. From the period of the Execution Date to the Closing Date, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Purchaser, the Seller shall not take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the warranties set out in Section 9 to be untrue.

9.	CLOSING, DELIVERY AND PAYMENT

9.1.	Closing. Subject to the satisfaction or waiver of the Conditions Precedent to Closing, their continued satisfaction or waiver immediately prior to Closing, Closing shall take place virtually and, unless agreed otherwise between the Parties, will occur immediately prior to the IPO.

9.2.	At Closing, the Seller shall deliver to the Purchaser the following documents:

(a)	a stock transfer form in relation to the Sale Shares duly executed by the Seller in favour of the Purchaser (or as it may direct);

(b)	the share certificates for the Sale Shares in the name of the Seller or an indemnity in the agreed form if the certificate is lost;

(c)	the statutory and minute books (written up to the Closing Date) and common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name, copies of its memorandum and articles of association, and the authentication code issued by the Registrar of Companies for the Companies;

(d)	a counterpart of the Management Agreement, duly signed by Simon Zutshi;

(e)	all books of account, financial and accounting records (including Tax records and computations), correspondence, documents, files, memoranda and other papers relating to the Company (in whatever form);

(f)	any other document that may be reasonably required by the Purchaser pursuant to Closing under.

9.3.	On the Closing Date, the Seller shall procure that the director of each of the Companies provides a duly signed written resolution of the board of directors of the company which authorises and approves (i) the transfer of the relevant Sale Shares to the Purchaser (subject to stamping) for registration in the company’s statutory register; and (ii) the appointment of a director of the Company, as reasonably instructed by the Purchaser, with effect as of the Closing Date; and (iii) the execution by the company of all other documents contemplated by this Agreement to which the Company is a party.

9.4.	At Closing the Purchaser shall:

(a)	issue the Consideration Shares; and

(b)	deliver a counterpart of the Management Agreement, duly signed by the Purchaser.

9.5.	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective.

9.6.	Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

9.7.	All payments or cash-amounts due from the Purchaser to the Seller pursuant to this Agreement, including, without limitation, in respect of the Agreed IPP and any Topups, shall be paid in GBP within five (5) Business Days of being Agreed.

9.8.	All GG Shares issued to the Seller pursuant to this Agreement, including, without limitation, in respect of the Agreed IPP and any Topups, shall be issued within five (5) Business Days based on the Prevailing Market Price and Exchange Rate on such date of issue.

10.	WARRANTIES

10.1.	Warranties of the Seller. The Seller warrants to the Purchaser that each of the statements set out in Sections 9.2 to 9.7 (Warranties of the Seller) is true and accurate as of the Execution Date (which warranties shall be deemed to be repeated as of the Closing Date by reference to the facts and circumstances then existing as if references in such warranties to the Execution Date were references to the Closing Date).

10.2.	Authorization by Seller. This Agreement has been duly authorized, executed and delivered by the Seller and creates legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. No consent, approval or authorization of any Person or entity is required in connection with the Seller execution or delivery of this Agreement or the consummation by the Seller of the transactions contemplated by this Agreement, except for the approval of the Board to the transfer of the Sale Shares from the Seller to the Purchaser.

10.3.	Organization. Each of PIN and MPL is a private limited company duly organized and validly existing under the laws of England and Wales, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and holds its assets as, and in the places where, such Assets are currently owned, operated and held.

10.4.	Share Ownership Etc.

(a)	Seller is the owner of the Sale Shares. The Seller has the sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Sale Shares proposed to be transferred by the Seller hereunder, with no limitations, qualifications or restrictions on such rights.

(b)	All of the Sale Shares held by the Seller are fully paid and beneficially owned by the Seller free and clear from all Encumbrances, and the Seller has full right, power and authority to sell, transfer, convey and deliver to the Purchaser good, valid and marketable title to the Sale Shares held by the Seller in accordance with the terms of this Agreement.

(c)	The Sale Shares held by the Seller are not the subject matter of any claim, action, suit, investigation or other proceeding or judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

(d)	The Sale Shares held by the Seller was legally acquired, and validly owned and held by the Seller. The Seller warrants that the Sale Shares held by them were acquired and are held in compliance with the applicable Law.

(e)	There are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by the Seller and binding upon the Companies, of any kind that gives any Person the right to purchase or otherwise receive the Sale Shares (or any interest therein).

(f)	there are no matters within the actual knowledge of the Purchaser, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Seller;

(g)	Seller has not, nor has anyone authorized on his behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Sale Shares owned by the Seller are or may be forfeited or extinguished.

(h)	No Taxes are required to be deducted at source or withheld by the Purchaser under Law from payments to be made to the Seller for the Sale Shares.

10.5.	No Conflicts. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not:

(a)	violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, result in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Seller or the Companies is a party; (ii) a material permit/license; (iii) any agreements relating to the indebtedness of the Companies, or the Seller (v) any agreements entered into between any or the Seller or the Companies or any of its respective Affiliates; or

(b)	violate or conflict with any applicable Law to which the Companies, the Seller or any of their respective property is subject.

10.6.	No Proceedings. There are no legal or governmental proceedings pending to which either of the Seller or the Companies is a party or to which any of the property of either of the Seller or the Companies or Sale Shares is subject, and which in either case could reasonably be expected to have an adverse effect on the power or ability of either of the Seller or the Companies to perform theirs obligations under this Agreement.

10.7.	Knowledge. There are no matters within the actual knowledge of the Seller, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Purchaser.

10.8.	Purchasers Warranties. The Purchaser warrants to the Seller at the Execution Date and as at the Closing Date as follows:

(a)	has all requisite power and authority to enter into this Agreement, to perform its obligations there under and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary actions;

(b)	this Agreement constitutes valid, legally binding and enforceable obligations of the Purchaser;

(c)	the Purchaser possess funding, or is the recipient of, binding, irrevocable and unconditional funding commitments, which will allow it to meet its obligations to make the payments due under this Agreement;

(d)	there are no matters within the actual knowledge of the Purchaser, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Seller;

(e)	the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not violate or conflict with any applicable Law to which the Purchaser or its property is subject;

(f)	all corporate action on part of the Purchaser, to the extent necessary under its governing documents that are required for the issuance of the Consideration Shares, free from all Encumbrances have been duly taken and adopted and are in full force and effect as of the date hereof.

10.9.	Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Execution Date or arising thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Execution Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to bring a Claim for any breach of the warranties. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

10.10.	Each of the warranties shall be construed as a separate warranty, covenant or undertaking, as the case may be, and shall not be limited by inference from the terms of any other warranty or by any other term of this Agreement.

11.	INDEMNIFICATION AND DAMAGES

11.1.	In consideration of the purchase of the Sale Shares by the Purchaser from the Seller hereunder, each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless, the other Party, its Affiliates and each of their respective partners, officers, employees, shareholders, partners, agents, as the case may be from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) (collectively referred to as “Loss”) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

(a)	any misrepresentation or inaccuracy in any Warranty made by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, warranty, term, covenant or undertaking contained in this Agreement;

(b)	any fraud committed by the Indemnifying Party, at any time.

11.2.	In the event either Party makes any payment pursuant to this Section 10 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties on such payment.

11.3.	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

11.4.	The above indemnity shall take effect upon Closing and shall lapse on the first anniversary of the Closing Date.

12.	LIMITATION OF LIABILITY

12.1.	Save as provided in Section 11.9, the provisions of this Section 11 shall operate to limit the liability of each party in relation to any Claim under this Agreement (including, for the avoidance of doubt, under Section 10).

12.2.	The aggregate liability of each party for all Substantiated Claims shall not exceed the amount of the Final Purchase Price actually received by the Seller under this Agreement. For the purposes of assessing whether the limit has been reached, the liability of the Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by it in connection with the settlement or determination of any Claim.

12.3.	Neither party shall be liable for a Claim unless:

(a)	its liability in respect of such Claim exceeds £50,000 (“De Minimis Threshold”); and

(b)	the aggregate amount of all Claims for which it would, in the absence of this Section 11.3(b), be liable shall exceed £250,000 (“Basket”) and in such event the party shall be liable for the whole of such amount and not merely the excess, for the purposes of calculating Claims counting towards the De Minimis Threshold and/or Basket, such calculation shall exclude all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by the Purchaser in connection with the formalisation of any such Claim.

12.4.	The written notice of a Claim shall give full details (so far as such details are known to the claiming party) of the nature of the Claim, the circumstances giving rise to it and the claiming party’s bona fide estimate of any alleged loss.

12.5.	Any Claim notified under Section 11.4 shall be deemed to be irrevocably withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced in respect of a Claim within six (6) months of the giving of written notice of the Claim; and for this purpose legal proceedings shall not be deemed to have commenced unless both issued and served, provided that in the event of a Contingent Claim, legal proceedings must have been so commenced with six (6) months of the Contingent Claim becoming an actual liability.

12.6.	Neither Party shall be liable for a Claim:

(a)	where the matter giving rise to the Claim is within the actual knowledge of the other Party, its officers or employees or its advisers before the Closing Date.

(b)	unless and until such Claim becomes a Substantiated Claim;

(c)	arising from an act (including an intentional failure to act) or transaction, whether before, at or after Closing, either undertaken (i) in accordance with this Agreement; or (ii) at the written request or direction of, or with the written consent of, the other Party or any member of the other Party’s group.

12.7.	If the same fact, matter, event or circumstance gives rise to more than one Claim, neither party shall be entitled to recover more than once in respect of such fact, matter, event or circumstance.

12.8.	Where a party is entitled (whether by reason of insurance or otherwise) to recover from a third party (not being a party to this Agreement) any sum in respect of any liability, loss or damage which is the subject of a Claim or for which such a Claim could be made, such party shall use reasonable endeavours to recover from that third party before making any such Claim.

12.9.	Nothing in this Section 11 applies to exclude or limit the liability of either party to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by such party, its agents or advisers.

13.	TERMINATION

13.1.	Each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly. Subject to Section 12.2, if the Conditions Precedent are not satisfied, or waived on or before the 31 March 2021 then, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

(a)	terminate this Agreement with immediate effect;

(b)	defer Closing to a date being not more than 45 Business Days (unless the parties agree other) following 31 March 2021. If the parties having used their respective reasonable endeavours to effect Closing during the intervening period cannot reach an agreement, the Buyer may terminate the agreement with immediate effect; or

(c)	proceed to Closing as far as practicable.

13.2.	Notwithstanding the satisfaction of the Condition Precedents, if the IPO does not take place on 31 March 2021 (without limiting the Seller’s right to claim damages or exercise any other rights and remedies the Seller may have against the Purchaser), this Agreement will terminate with immediate effect (unless the Parties agree otherwise in writing prior to such termination).

13.3.	Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

14.	INTERIM RIGHTS OVER SALE SHARES

14.1.	The Seller declares that for so long as it remains the registered holder of any of the Sale Shares after Closing it shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of the Sale Shares after Closing and all rights arising out of or in connection with the Sale Shares in trust for the Purchaser and its successors in title; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct; and

(c)	if so requested by the Purchaser or any such successor:

(i)	vote at all meetings which the Seller shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Purchaser or any such successor may direct; and

(ii)	execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

14.2.	The Seller authorises and directs:

(a)	the Company to send any notices in respect of its holding of Sale Shares to the Purchaser; and

(b)	the Purchaser to complete, in such manner as the Purchaser thinks fit, and to return proxy cards, consents to short notice and any other document required or proposed to be signed by the Seller in the Seller’s capacity as a member.

14.3.	With effect from Closing until such time as the Purchaser has been entered in the Companies’ register of members as the registered holder of the relevant Sale Shares, the Seller:

(a)	irrevocably appoints the Purchaser to be the Seller’s attorney in the Seller’s name and on its behalf to exercise all or any of the voting and other rights, powers and privileges (including the right to receive notices of, execute consents to short notice for and attend, speak and vote at, any general meeting and/or class meeting of each Company (including any adjourned meeting), nominate proxies on the Seller’s behalf and receive and approve any shareholder or class written resolutions) attached to the Sale Shares;

(b)	undertakes to ratify everything done by the Purchaser, as the Seller’s attorney, in pursuance of the power of attorney contained in this Section 13.3; and

(c)	agrees that the power of attorney contained in this Section 13.3 is executed to secure the interest of the Purchaser in the Sale Shares and shall accordingly be irrevocable.

15.	PURCHASER POST COMPLETION COVENANTS

15.1.	The Purchaser undertakes to the Seller that at all times between Closing and 31st December 2023:

(a)	it shall use its best endeavours to maximise the profits generated by the Companies;

(b)	it shall not, directly or indirectly, take any action, or cause or permit anything to be done that could distort the financial performance of the Companies, or with the principal purpose of avoiding or reducing the amount of the Final Purchase Price;

(c)	it shall not sell, transfer or otherwise dispose of all or a material part of the Companies or their Assets (or enter into an agreement to do so);

(d)	it shall not (and shall procure that no other member of Purchaser’s Group shall) divert or redirect any trading, business opportunities or revenues or any customer, client or supplier away from the Companies;

(e)	it shall not cause or permit any of the following:

(i)	a change to the accounting reference date of the Companies other than as contemplated by this Agreement,

(ii)	the proposal or passing of a resolution to wind up the Companies; or

(iii)	any management charges, fees or other intra-group charges or any interest payments on intra-group borrowings to be levied on the Companies by the Purchaser or any other member of the Purchaser group.

(f)	all intra-group transactions between the Companies and another member of the Purchaser’s group shall be undertaken on an arm's length basis and upon reasonable commercial terms.

15.2.	The Purchaser undertakes that each of the 2021 Management Accounts, the 2022 Management Accounts and the 2023 Management Accounts shall be prepared in accordance with UK GAAP and applicable Law.

15.3.	It is agreed between the Parties that following Closing, Simon Zutshi shall be actively engaged in the Companies in accordance with the terms and conditions of the management agreement (hereinafter referred to as the “Management Agreement” being Appendix 2 to this Agreement).

16.	CONFIDENTIALITY

16.1.	Confidentiality:

(a)	Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law). Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

(b)	Nothing in this Section 15.1 shall restrict any Party from disclosing Information for the following purposes:

(i)	To the extent that such Information is in the public domain other than by breach of this Agreement;

(ii)	To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(iii)	To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

(iv)	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt, it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

(v)	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

(vi)	To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

(vii)	Where other Parties have given their prior approval to the disclosure.

(c)	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Purchaser in the Companies, shall require the prior written consent of the Purchaser.

17.	STAMP DUTY

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

18.	DATA PROTECTION

18.1.	Each party acknowledges and agrees, and hereby expressly consents, as follows: (i) in the performance of this Agreement, and the delivery of any documentation hereunder, Customer Data, may be generated, disclosed to a party to this Agreement, and may be incorporated into files processed by either party or by the Affiliates of either party; (ii) Customer Data will be stored as long as such data is necessary for the performance of this Agreement (iii) it warrants that it has all legal right and authority to disclose any Customer Data of any third party it discloses to the other party to this Agreement, and that it has obtained the necessary consents from the relevant third party data subjects to so disclose such Customer Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Customer Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Customer Data supervisory authority in the relevant jurisdiction.

19.	ARBITRATION

19.1.	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

19.2.	The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

19.3.	The Tribunal shall consist of one arbitrator.

19.4.	The language of the arbitration shall be English.

19.5.	This Section shall survive the termination of this Agreement.

20.	GENERAL PROVISIONS

20.1.	Survival. The warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

20.2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

20.3.	Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

20.4.	Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

20.5.	Notices and deliverables. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

(a)	IF TO THE PURCHASER

(i)	Name: Genius Group Limited

(ii)	Address: 8 Amoy Street, #01-01 Singapore 049950

(iii)	Attention: Roger James Hamilton

(iv)	Email: roger@geniusgroup.net

(b)	IF TO THE SELLER

(i)	Name: Simon Zutshi

(ii)	Address: 55 Christchurch Close, Birmingham, B15 3NE

(iii)	Attention: Simon Zutshi

(iv)	Email: simon_zutshi@hotmail.com

20.6.	Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

20.7.	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

20.8.	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

20.9.	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any warranty in entering this Agreement other than those expressly contained herein.

20.10.	Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

20.11.	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

20.12.	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Seller.

20.13.	The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

20.14.	Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of Singapore.

In witness hereof, the Parties’ authorized representatives have executed this Agreement as of the date and year first herein above written.

SIGNED and delivered as a Deed by:
Genius Group Ltd.

By:	/s/ Roger James Hamilton

Name:	Roger James Hamilton

Title:	CEO

Witness

/s/ Daniel Acutt

Name:	Daniel Acutt

Address:	603 Orton House, 81 Plough Lane, London,
SW17 0RF

SIGNED and delivered as a Deed by:
Property Mastermind International PTE Ltd.,

By:	/s/ Simon Zutshi

Name:	Simon Zutshi

Title:	Director

Witness

/s/ Magdalena Klys Korzeniowska

Name:	Magdalena Klys Korzeniowska

Address:	Zadumana 11A, 02-206 Warszawa Poland

SIGNED and delivered as a Deed by:
Simon Zutshi

By:	/s/ Simon Zutshi

Name:	Simon Zutshi

Title:	Director

Witness

/s/ Magdalena Klys Korzeniowska

Name:	Magdalena Klys Korzeniowska

Address:	Zadumana 11A, 02-206 Warszawa Poland

Appendix 1 - Assets and Liabilities

MASTERMIND PRINCIPLES LTD Balance Sheet (No.s are in GBP) As on 30th Sep 2020

	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Assets
Bank
Amex	-17.67	0.00	0.00	-17.67
Bartercard	14,280.81	0.00	0.00	14,280.81
BBX	19,207.00	0.00	0.00	19,207.00
CC & DC Receipts	-4.56	0.00	0.00	-4.56
Mastermind Principles	-22,939.75	0.00	0.00	-22,939.75
Petty Cash account	230.32	0.00	0.00	230.32
Savings Account	1.2	0.00	0.00	1.20
Squareup Terminal Payments	3,262.30	0.00	0.00	3,262.30
Stripe payments	9,829.82	0.00	0.00	9,829.82
Total Bank	23849.47	0.00	0.00	23,849.47
Current Assets
Accounts Receivable	660,541.54	0.00	0.00	660,541.54
Less Provision for Doubtful Debts	-247,869.86	0.00	0.00	-247,869.86
BG2 Ltd - Loan Account	24	0.00	0.00	24.00
BG3 Ltd.	458,654.98	0.00	458.654.98	0.00	To be paid by Genius Group on behalf of Simon (Loan)
BG4 Ltd	1,593.56	1,477.40	0.00	116.16	Balance to be written off in Dec 2020
BMV Finance	852,504.79	0.00	852,504.79	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Crowd Property Loan Account	215,014.48	0.00	0.00	215,014.48
Dean Powers	499,530.15	499,530.15	0.00	0.00	Balance to be written off in Dec 2020
Deposit - Crown House	995	0.00	0.00	995.00
Elaine Millhouse	245,672.08	25,672.08	0.00	220,000.00	Disputed Balance to be written off in Dec 2019
Hatfield House	9,976.00	0.00	0.00	9,976.00
Mark Dearing	27,000.00	27,000.00	0.00	0.00	Balance to be written off in Dec 2020
P J Finn	578,650.84	0.00	578,650.84	0.00	To be paid by Simon if the party defaults
Prepayments	3,684.29	0.00	0.00	3,684.29
Property Mastermind International	9,806.04	0.00	0.00	9,806.04
Rent to Buy	39,598.00	39,598.00	0.00	0.00	Balance to be written off in Dec 2020
Richard Evans	12,000.00	0.00	0.00	12,000.00
Simon Zutshi - Director's Loan Account	275,156.82	0.00	275,156.82	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Sundry Assets	1,700.00	0.00	0.00	1,700.00
Throckley	34,147.20	0.00	0.00	34,147.20
Vishal Misal	12,000.00	12,000.00	0.00	0.00	Balance to be written off in Dec 2020
Vision 1 Investments	231,314.80	0.00	231,314.80	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Mastermind Principles	0	0.00	0.00	0.00
Total Current Assets	3,921,694.71	605,277.63	2,396,282.23	920,134.85
Fixed Assets
Computer Equipment	7,447.66	0.00	0.00	7,447.66
Office Equipment	65,884.65	0.00	0.00	65,884.65
Less Accumulated Depreciation on Office Equipm	-48,879.00	0.00	0.00	-48,879.00
Total Fixed Assets	24,453.31	0.00	0.00	24,453.31
Total Assets	3,969,997.49	605,277.63	2,396,282.23	968,437.63

MASTERMIND PRINCIPLES LTD Balance Sheet (No.s are in GBP) As on 30th Sep 2020

	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Liabilities
Current Liabilities
Accounts Payable	107,254.03	0.00	0.00	107,254.03
Accruals	615,094.51	0.00	0.00	615,094.51
NIC Payable	8,080.10	0.00	0.00	8,080.10
PAYE Payable	6,010.40	0.00	0.00	6,010.40
Pensions Payable	4,202.09	0.00	0.00	4,202.09
Pin Limited	393,841.07	0.00	0.00	393,841.07
Provision for Corporation Tax	0	0.00	0.00	0.00
Rounding	-0.92	0.00	0.00	-0.92
Student Loan Deductions Payable	781	0.00	0.00	781.00
Sundry Liabilities	0	0.00	0.00	0.00
VAT	233,868.34	0.00	0.00	233,868.34
Wages control account	0	0.00	0.00	0.00
Alan Webb Loan Account	0	0.00	0.00	0.00
Total Current Liabilities	1,369,130.62	0.00	0.00	1,369,130.62
Non-Current Liabilities
Loan	82,000.00	0.00	0.00	82,000.00
Lloyds CBIL	198,000.00	0.00	0.00	198,000.00
Total Non-Current Liabilities	280,000.00	0.00	0.00	280,000.00
Total Liabilities	1,649,130.62	0.00	0.00	1,649,130.62
Net Assets	2,320,866.87	605,277.63	2,396,282.23	-680,692.99
Equity
Capital - x,xxx Ordinary Shares	2	0.00	0.00	2.00
Current Year Earnings	643,668.50	0.00	0.00	643,668.50
Retained Earnings	1,677,196.37	605.277.63	0.00	1,071,918.74
Total Equity	2,320,866.87	605,277.63	0.00	1,715,589.24

PROPERTY INVESTORS NETWORK LTD
Balance Sheet (No.s are in GBP) As on 30th Sep 2020		0.00	0.00
	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Assets
Bank
Petty Cash account	154.25	0.00	0.00	154.25
CC & DC Receipts	0.00	0.00	0.00	0.00
Property Investors Network Ltd	3,437.09	0.00	0.00	3,437.09
Stripe payments	1,671.74	0.00	0.00	1,671.74
Total Bank	5263.08	0.00	0.00	5,263.08
Current Assets
Accounts Receivable	19,962.00	0.00	0.00	19,962.00
BG2 Ltd - Loan Account	50,000.00	0.00	0.00	50,000.00
Mastermind Principles	393,841.07	0.00	0.00	393,841.07
Total Current Assets	463,803.07	0.00	0.00	463,803.07
Fixed Assets
Computer Equipment	1,892.36	0.00	0.00	1,892.36
Office Equipment	2,816.21	0.00	0.00	2,816.21
Less Accumulated Depreciation on Office Equipment	-2,814.88	0.00	0.00	-2,814.88
Total Fixed Assets	1,893.69	0.00	0.00	1,893.69
Total Assets	470,959.84	0.00	0.00	470,959.84

PROPERTY INVESTORS NETWORK LTD Balance Sheet (No.s are in GBP) As on 30th Sep 2020
	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Liabilities
Current Liabilities
Accounts Payable	9,259.64	0.00	0.00	9,259.64
Accruals	-783.00	0.00	0.00	-783.00
NIC Payable	-687.07	0.00	0.00	-687.07
PAYE Payable	949.60	0.00	0.00	949.60
Pensions Payable	315.12	0.00	0.00	315.12
Provision for Corporation Tax	67.49	0.00	0.00	67.49
Rounding	0.00	0.00	0.00	0.00
VAT	20,484.05	0.00	0.00	20,484.05
Alan Webb Loan Account	24,175.00	0.00	0.00	24,175.00
Total Current Liabilities	53,780.83	0.00	0.00	53,780.83
Non-Current Liabilities
Lloyds Bounceback Loan	50,000.00	0.00	0.00	50,000.00
The Funding Circle	17,448.12	0.00	0.00	17,448.12
Total Non-Current Liabilities	67,448.12	0.00	0.00	67,448.12
Total Liabilities	121,228.95	0.00	0.00	121,228.95
Net Assets	349,730.89	0.00	0.00	349,730.89
Equity
Capital - x,xxx Ordinary Shares	5	0.00	0.00	5.00
Current Year Earnings	235,052.05	0.00	0.00	235,052.05
Retained Earnings	114,673.55	0.00	0.00	114,673.55
Total Equity	349,730.60	0.00	0.00	349,730.60

Appendix 2 - Management Agreement

Between

Genius Group Limited

and

Simon Zutshi

PARTIES

This Management Agreement (the “Management Agreement”), dated 30 April 2022 is entered into between;

(A)	Genius Group Limited, a Singapore Registered Company (hereinafter referred to as the “GG”), with its registered office at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton; and

(B)	Simon Zutshi (hereinafter referred to as the “Manager”), an individual with a principal place of residence at 55 Christchurch Close, Birmingham B15 3NE

WHEREAS:

1.	By the Share Purchase Agreement dated 30 April 2022 (“SPA”), GG purchased all the Shares of Property Investment Network Ltd. (hereinafter referred to as “PIN”) and Mastermind Principles Ltd (hereinafter referred to as “MPL”), (the “Companies”).

2.	GG wishes to appoint Simon Zutshi to provide GG with management and consultancy services as described in Clause 1 below.

IT IS HERBY AGREED THAT:

1.	Manager’s duties and obligations

1.1.	GG shall engage Simon Zutshi as the Manager to provide the following services on the terms of this Agreement:

(a)	Continue to manage the strategy and operations of PIN and MPL following the acquisition and merger of PIN and MPL with GG.

(b)	Manage the strategy and operations of PIN and MPL with the goal of becoming a leading property investor network.

(c)	Work together with the Management Board of GG in recruiting and managing the leadership team for PIN and MPL, with the goal of having a suitably qualified and competent management in place within the next three (3) years in order that the Manager can take a more strategic role in the development of PIN, MPL and GG.

1.2.	Throughout the Term and in accordance to this Agreement the Manager shall provide his services for the minimum 1,000 hours per year to perform such duties as GG may require for business.

1.3.	Manager shall perform his work and services at the place in the United Kingdom agreed by the parties. Due to the global operation of GG, the Manager may be required to undertake reasonable travel from time to time, but not to exceed 15 days in any calendar year.

2.	Manager Covenants

2.1.	Manager shall devote reasonably necessary business and professional time, effort, skill, attention and ability to the business of GG and shall use his reasonable efforts to promote and advance the interest of GG.

2.2.	Manager shall faithfully observe and abide by all the reasonable rules and regulations of GG from time to time in force, which are brought to his notice, and shall at all times materially obey and comply with internal GG regulations.

3.	Compensation

3.1	GG will pay the Manager a monthly fee of £10,000 plus VAT for providing the Services to GG, exclusive any applicable taxes (the “Monthly Fee”).

3.2	The Parties agree that the Manager shall not later than the 25th day of each calendar month for the duration of this Management Agreement, deliver to GG a tax invoice for the Monthly Fee, for the prior calendar month, and that GG shall pay to the Manager, the Monthly Fee within 30 (thirty) calendar days of the date of an invoice.

4.	Expenses

The Manager will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the provision of services under this Agreement.

3.	Term of the Agreement

Subject to the provisions of Clause 7, this Agreement shall be for the period of 3 years (the “Term”) commencing as of the Closing Date of the Share Purchase Agreement. (as defined therein).

4.	Termination

4.1.	During the period of this Agreement the Manager may terminate this Agreement for any reason by providing 6 months ’notice.

4.2.	GG can terminate this Agreement at any time for Just Cause (defined below) without payment or any compensation other than outstanding payment accrued at the date of such termination. For the purpose of this Agreement “Just Cause” means the continuing breach of this Agreement by the Manager or Manager by deliberate action to materially injure or theft or fraud against GG, as determined by a court of competent jurisdiction. GG may not terminate this Agreement for any other reason during the Term, other than by payment of remaining compensation for the remainder of the Term.

4.3.	Notwithstanding the above, this Agreement may be terminated upon the mutual consent of the parties to this Agreement.

4.4.	Notwithstanding the above, Manager’s obligations to pay the Initial Fee, any and all Monthly Fees due and outstanding as at the date of termination, and the Management Performance Fee, shall survive termination of this Agreement.

5.	Renewal

5.1.	GG may offer to renew the Agreement in accordance to the term and conditions hereof, for the further period of three (3) by giving the notice in writing to GG, not later than 6 months prior to the expiry of the Term or the renewal hereof. The Manager may communicate acceptance of the offer in writing not later than 2 weeks after receipt such offer. Any proposed changes in management fees or other terms and conditions need to be agreed upon between the parties.

5.2.	Failing such renewal and acceptance thereof, this Agreement shall terminate and the end of the Term or of the renewal Term, as the case may be, without further notice or termination payment (save in respect of any outstanding payments due to the Manager pursuant to Clause 3).

6.	Non – disclosure

6.1.	Manager does not (either during the Term or after 2 years of termination of this Agreement) disclose any information related to the confidential business affairs of GG or relating to any secrets of GG to any person other than for GG purposes and shall not use, for its/his own purposes or for any purposes other than those of GG, any such information or secrets it/he may acquire in the relation of GG business.

6.2.	The provisions of this Clause shall not apply to any confidential information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the Manager); or

(b)	was available to the Manager on a non-confidential basis before disclosure by GG; or

(c)	was, is or becomes available to the Manager on a non-confidential basis from a person who, to the Manager's knowledge, is not bound by a confidentiality agreement with GG or otherwise prohibited from disclosing the information to the Manager; or

(d)	the parties agree in writing is not confidential or may be disclosed; or

(e)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which the Manager is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any taxation authority or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any taxation authority or securities exchange of competent jurisdiction.

7.	Intellectual Property

7.1.	All patentable and unpatentable inventions, discoveries, ideas, materials, and other intellectual property which are developed by the Manager for GG are deemed to be works made for hire, and belongs exclusively to GG and GG is the sole owner of all copyrights, patents, inventions, discoveries and trade secrets in the same, including the right to change, edit, and distribute the same throughout the world. Due to the provisions of this Agreement the Manager irrevocably assigns to GG on the basis of the provisions of this Agreement, all right, title, and interest therein to the relevant intellectual property

7.2.	For the avoidance of doubt, any and all copyright works created by the Manager and published to the general public, whether past present or future (including, without limitation, the books titled “Property Magic: How to Buy Property Using Other People’s Time, Money and Experience” and “Property Investors Network: My Journal”) shall remain the exclusive property of the Manager and fall outside the scope of the provisions of this Agreement.

8.	Indemnity

8.1.	In consideration of the Manager entering into this Agreement, GG agrees, on behalf of itself and , its Affiliates and each of their respective partners, officers, employees, shareholders, partners and agents, as the case may be (each an “Indemnifying Party”), to indemnify, defend and hold harmless the Manager and each of his respective representatives, partners, agents, as the case may be (each an “Indemnified Party”), from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) (collectively referred to as “Loss”) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

(a)	any misrepresentation or inaccuracy in any statement made, or document entered into, by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, warranty, term, covenant or undertaking contained in any such statement or document, including, without limitation, any statement or document, delivered to any regulatory body or authority, including without limitation, the Securities and Exchange Commission of the United States;

(b)	any fraud, negligence or misstatement committed by the Indemnifying Party, at any time.

8.2.	In the event that GG makes any payment pursuant to this Section 10 (Indemnification), the same shall be grossed up to take into account any taxes, payable by the Indemnified Parties on such payment.

8.3.	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

8.4.	The above indemnity shall take effect upon Closing and shall lapse on the sixth anniversary of the Closing Date.

9.	Arbitration

9.1.	Subject to Clause 3.2(d), any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

9.2.	The seat of the arbitration shall be Singapore.

9.3.	The Tribunal shall consist of one arbitrator

9.4.	The language of the arbitration shall be English.

10.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed and shall be interpreted in accordance with the Laws of Singapore.

11.	Notices

Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a party may from time to time duly notify to the others:

(1)	If to the Manager
	(1)	Name:	Simon Zutshi
	(2)	Address:	55 Christchurch Close, Birmingham, B15 3NE
	(3)	Email:	simon_zutshi@hotmail.com

(2)	If to GG

(1)	Name:	Genius Group Limited
(2)	Address:	8 Amoy Street, #01-01 Singapore 049950
(3)	Attention:	Roger James Hamilton
(4)	Email:	roger@geniusgroup.net

12.	Additional Provisions

12.1.	This Agreement sets forth the entire understanding among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

12.2.	All of the terms and provisions of this Management Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties hereto and their respective successors and assigns.

12.3.	No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other rights, power or remedy.

12.4.	Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Arbitration Court in Singapore.

12.5.	This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.6.	The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of above written.

Signed:

/s/ Simon Zutshi	/s/ Roger Hamilton
Simon Zutshi	Roger Hamilton on behalf of Genius Group Ltd

Agreed to on 30 April 2022	Agreed to on 30 April 2022